UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CUMULUS MEDIA INC.

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Cumulus Media Inc.

Annual Meeting of Stockholders

May 22, 2014

Notice of Meeting and Proxy Statement

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2014

To the Stockholders of Cumulus Media Inc.:

The 2014 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation (“Cumulus Media,” “we” or the “Company”), will be held at the Company’s offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the boardroom located on the 23rd floor, on May 22, 2014 at 9:00 a.m., local time, for the following purposes:

(1) to elect seven (7) directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2) to approve, on an advisory basis, the compensation paid to the Company’s named executive officers;

(3) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014; and

(4) to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of the Company’s Class A common stock or Class C common stock at the close of business on April 4, 2014 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

Holders of a majority of the outstanding voting power represented by the shares of the Company’s Class A common stock and Class C common stock, voting together as a single class, must be present in person or by proxy in order for the meeting to be held. Our Board of Directors recommends that you vote FOR each of the director nominees, FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014. Therefore, we urge you to date, sign and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, as soon as possible, whether or not you expect to attend the annual meeting in person. If you attend the annual meeting and wish to vote your shares in person, you may do so by validly revoking your proxy at any time prior to the vote.

This notice, the proxy statement and the accompanying proxy card are being distributed to stockholders and made available on the Internet commencing on or about April 21, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2014

The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/CMLS. If you need directions to the 2014 Annual Meeting of Stockholders, please call (404) 949-0700.

Lewis W. Dickey, Jr.

Chairman, President and Chief Executive Officer

April 21, 2014

- i -

INFORMATION REGARDING THE ANNUAL MEETING

Proxy Statement; Date, Time and Place of Annual Meeting

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2014 annual meeting of stockholders (the “annual meeting”) to be held on May 22, 2014, at 9:00 a.m., local time, at our offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the boardroom located on the 23rd floor, or at any adjournment or postponement of that meeting. At the annual meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are first being distributed to our stockholders and made available on the Internet on or about April 21, 2014.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A common stock and our Class C common stock as of April 4, 2014 (the “Record Date”) are entitled to receive notice of, and to vote at, the annual meeting. If your shares are held in “street name” through a bank, broker or other nominee, you must obtain a proxy card from your bank, broker or other nominee in order to be able to vote your shares at the annual meeting. As of the Record Date, there were 213,713,494 shares of our Class A common stock outstanding and 644,871 shares of our Class C common stock outstanding. Each share of Class A common stock outstanding is entitled to one vote for each of the seven director nominees and one vote on each other matter to be acted on at the annual meeting, and each share of Class C common stock is entitled to ten votes for each of the seven director nominees and ten votes on each other matter to be acted on at the annual meeting. On the Record Date, there were 220,162,204 votes represented by the outstanding shares of Class A common stock and Class C common stock. The presence, in person or by proxy, of holders of a majority of the voting power represented by our outstanding shares of Class A common stock and Class C common stock, voting together as a single class, is required to constitute a quorum for the transaction of business at the annual meeting.

Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a bank, broker or other nominee) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors or the approval, on an advisory basis, of the compensation paid to our named executive officers, which is sometimes referred to as the “advisory vote on executive compensation” or the “say-on-pay” vote, but may (but are not required to) vote their clients’ shares on the proposal to ratify the appointment of our independent registered public accounting firm.

If a quorum is not present at the scheduled time of the annual meeting, the chairman of the meeting may adjourn or postpone the annual meeting until a quorum is present. The time and place of the adjourned or postponed annual meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the annual meeting.

Voting Rights; Vote Required for Approval

Each share of Class A common stock outstanding is entitled to one vote for each of the seven director nominees and one vote on each other matter to be acted on at the annual meeting, and each share of Class C common stock is entitled to ten votes for each of the seven director nominees and ten votes on each other matter to be acted on at the annual meeting. Cumulative voting for director nominees is not allowed.

The affirmative vote of a majority of the votes entitled to be cast and represented at the annual meeting is required to elect each director nominee, to approve the advisory vote on executive compensation and to ratify the appointment of our independent registered public accounting firm for 2014. Votes withheld from the election of directors and abstentions with respect to the approval of the advisory vote on executive compensation and the ratification of the appointment of our independent registered public accounting firm for 2014 will have the same effect as a vote against such director or such proposal, but broker non-votes are not considered to be votes cast and will have no effect on the outcome of the vote on the election of directors or the approval of the advisory vote on executive compensation.

Voting and Revocation of Proxies

A proxy is a legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written or electronic document, that document is also called a proxy, a proxy card or a form of proxy. A proxy card for you to use in voting at the annual meeting accompanies this proxy statement. You may also vote by telephone or via the Internet as follows:

•	by telephone: call toll free 1-800-652-VOTE (8683) and follow the instructions provided by the recorded message; or

•	via the Internet: visit www.envisionreports.com/CMLS and follow the steps outlined on the secure website.

All properly executed proxies that are received prior to, or at, the annual meeting and not revoked (and all shares properly voted by telephone or via the Internet) will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR each of the director nominees, FOR the advisory approval of executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

If you have given a proxy or voted by telephone or via the Internet pursuant to this solicitation, you may nonetheless revoke that proxy or vote by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give before the annual meeting by voting by telephone or via the Internet at a later date (in which case only the last vote will be counted) prior to 1:00 a.m. Central Time on May 22, 2014, by delivering a written statement revoking the proxy or vote or by delivering a duly executed proxy bearing a later date to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, so that it is received prior to the annual meeting, or by voting at the annual meeting itself prior to the closing of the polls. If you have executed and delivered a proxy to us or voted by telephone or via the Internet, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies and Householding

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

From time to time, we, and if you hold your shares in street name, your bank, broker or other nominee, may participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder receives his or her own proxy card. If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set by contacting our Corporate Secretary at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305 or at the following telephone number: (404) 949-0700. If you share an address with other stockholders of record and your household received multiple sets of proxy materials, and you would like for your household to receive a single copy of our proxy materials, you may make such a request by contacting our Corporate Secretary at our principal executive offices listed above. If you hold your shares in street name, please contact your bank, broker or other nominee directly to request a duplicate set of proxy materials or to reduce the number of copies of our proxy materials that are sent to your household.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named as proxies will vote in their discretion to the extent permitted by law.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

As described below, the size of our board of directors (the “Board of Directors” or the “Board”) is currently set at seven members. Six of the director nominees are currently directors. Pursuant to our Third Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated By-laws (the “By-laws”), directors are elected or appointed to a term which expires at the next successive annual meeting of stockholders and when their successors are elected and qualified. Each director nominee was elected by our stockholders at our 2013 annual meeting of stockholders, except for Brian Cassidy, who has been designated by Crestview Radio Investors, LLC (“Crestview”) to succeed Arthur J. Reimers who is retiring from the Board when his current term of office expires at the annual meeting, as one of Crestview’s designees on the Board in accordance with the terms of the Stockholders’ Agreement (defined below).

The director nominees have all been nominated for election by our Board of Directors, upon the recommendation of a majority of our independent directors. If elected, each of the director nominees will serve until the 2015 annual meeting of stockholders or until each is succeeded by another qualified director who has been elected. Our Board of Directors has no reason to believe that any of these individuals will be unable or unwilling to serve as directors. If for any reason any of these individuals becomes unable or unwilling to serve before the annual meeting, it is expected that the persons named in the proxy will vote for the election of such other persons as our Board of Directors may recommend.

Pursuant to a stockholders’ agreement (the “Stockholders’ Agreement”) entered into in September 2011, in connection with completing our acquisition of Citadel Broadcasting Corporation (“Citadel”), by us and BA Capital Company, L.P. (“BA Capital”) and Banc of America Capital Investors SBIC, L.P. (“BACI”) (together, the “BofA Stockholders”), Blackstone FC Communications Partners L.P. (“Blackstone”), Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C. (collectively, the “Dickeys”), Crestview, MIHI LLC and UBS Securities LLC, the size of the Board of Directors is set at seven members. The Stockholders’ Agreement provides that Crestview has the right to designate two individuals for nomination to the Board of Directors, and each of the Dickeys and the BofA Stockholders currently have the right to designate one individual for nomination to the Board of Directors. The Stockholders’ Agreement also provides that the other three positions on the Board of Directors will be filled by individuals selected and nominated by the Board of Directors, each of whom must meet applicable independence criteria. Further, the parties to the Stockholders’ Agreement (other than the Company) have agreed to support the director nominees who are designated by the relevant stockholders and are presented to the Company’s stockholders for approval at stockholder meetings. Each stockholder party’s respective director nomination rights under the Stockholders’ Agreement will generally survive for so long as that stockholder continues to own a specified percentage of the Company’s stock, subject to certain exceptions. Messrs. Marcus and Reimers are currently Crestview’s designees to our Board of Directors and Mr. Cassidy has been designated by Crestview and nominated by the Board to replace Mr. Reimers upon this retirement from the Board, Mr. Sheridan is the BofA Stockholders’ designee to our Board of Directors, and Mr. Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, is the Dickeys’ designee to our Board of Directors. Messrs. Everett and Tolley (who had served as the designee of Blackstone pursuant to the Stockholders’ Agreement prior to the expiration in early 2014 of Blackstone’s right to make such designation), Ms. Glick, have been selected and nominated by our Board of Directors and each has been determined to meet applicable independence criteria.

Detailed information about each of the director nominees is provided below.

Lewis W. Dickey, Jr., age 52, is our Chairman, President and Chief Executive Officer. Mr. Dickey has served as Chairman, President and Chief Executive Officer since December 2000. Mr. Dickey was one of our founders and initial investors, and served as Executive Vice Chairman from March 1998 to December 2000.

Mr. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise — Building Radio Brands, published by the National Association of Broadcasters, one of the industry’s leading texts on competition and strategy. Mr. Dickey also serves as a member of the National Association of Broadcasters Radio board of directors. Mr. Dickey is the brother of John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

Mr. Dickey has over 30 years of experience in the radio broadcasting industry in a variety of strategic, operational and financing areas. As a founder of Cumulus Media, Mr. Dickey was instrumental in our development and growth. His service as our Chairman and Chief Executive Officer over the past fourteen years has resulted in his having a unique level of knowledge of the opportunities and challenges associated with our business. Among other things, he brings to our Board of Directors his extensive background in station acquisitions, integration and management. Mr. Dickey’s familiarity with us, our industry and various market participants makes him uniquely qualified to lead and advise the Board of Directors as Chairman.

Brian Cassidy, age 40, was nominated by Crestview to serve as its designee on the Board. Mr. Cassidy is a Partner at Crestview Partners, a private equity firm, having joined the firm in 2004. He focuses on Crestview’s media investment strategy. Mr. Cassidy is currently a director of Crestview portfolio companies ValueOptions, Inc., Camping World/Good Sam Enterprises and NEP Group, Inc. He is also responsible for monitoring the firm’s investment in CORE Media Group and was previously involved with OneLink Communications, Charter Communications, Inc. and Insight Communications. Prior to joining Crestview, Mr. Cassidy worked in private equity at Boston Ventures, where he invested in companies in the media and communications, entertainment and business services industries. He also worked for one year as the acting CFO of a portfolio company. Mr. Cassidy was also an investment banking analyst at Alex. Brown & Sons, where he completed a range of financing and M&A assignments for companies in the consumer and business services sectors. Mr. Cassidy received an M.B.A. from the Stanford Graduate School of Business and an A.B. in Physics from Harvard College.

Mr. Cassidy brings significant financial acumen and an understanding of risk and capital-related matters as a result of his professional experience, which are critical to our success and important to the Board of Directors. In addition, Mr. Cassidy has significant knowledge and experience working with companies in the media and communications industries, which provides a valuable, industry-focused skill set to the Board of Directors.

Ralph B. Everett, age 62, has served as one of our directors since July 1998. From January 2007 until his retirement in January 2014, Mr. Everett served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, and for eighteen years, Mr. Everett had been a partner with the Washington, D.C. office of the law firm Paul Hastings LLP, where he headed the firm’s Federal Legislative Practice Group. He had previously worked in the U.S. Senate for more than a decade, including serving as a staff director and chief counsel of the Committee on Commerce, Science and Transportation. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. In the same year, he led the U.S. delegation to the Second World Telecommunication Development Conference in Malta, joining participants from more than 190 nations. He is also a member of the Board of Visitors of Duke University Law School and serves on the boards of Independent Sector and The National Coalition on Black Civic Participation. In addition, Mr. Everett served on the board of Star Scientific, Inc. from December 2012 to December 2013.

Mr. Everett has nearly four decades of leadership experience in politics and public policy, and also possesses an extensive legal background, particularly in FCC and radio broadcasting matters. In addition, Mr. Everett’s management experience as a chief executive officer of a public policy institute focused on political and economic matters provides a valuable perspective to our Board of Directors.

Alexis Glick, age 41, has served as one of our directors since February 2013. Ms. Glick is currently the chief executive officer of GENYOUth Foundation, a non-profit organization dedicated to fighting childhood obesity, a position she has held since February 2011. Prior thereto, Ms. Glick served as Vice President of Fox Business News, which she helped launch and where she anchored various business news programs. Prior to joining Fox

Business News in 2006, she was a correspondent and anchor for both NBC and CNBC. Earlier in her career Ms. Glick was an executive at Morgan Stanley, where she headed floor operations at the New York Stock Exchange.

Ms. Glick’s experience in branding, media and finance makes her a valuable member of our Board of Directors, and allows her to bring a unique perspective to the Compensation Committee. Her experience with various aspects of a large media company as well as her financial background and management roles with Morgan Stanley, Fox Business News and the GENYOUth Foundation enhance Ms. Glick’s value as a member of the Board of Directors and the Compensation Committee.

Jeffrey A. Marcus, age 67, has served as one of our directors since September 2011. Mr. Marcus joined Crestview Partners, a private equity firm, in 2004, and currently serves as head of the Crestview Partners’ media and communications group. Prior to joining Crestview Partners, Mr. Marcus served in various positions in the media and communications industry, including as President and Chief Executive Officer of AMFM Inc. (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies, and as founder and chief executive officer of Marcus Cable Company, a privately-held cable company. Mr. Marcus is currently a director of CWGS Enterprises, LLC, NEP Group, Inc. and DS Services of America, Inc. In the last five years, Mr. Marcus also served as a director of Charter Communications, Inc.

Mr. Marcus brings a diverse financial and business management background to our Board of Directors, as evidenced by the variety of senior management positions he has held throughout his career in the media and communications industry. This history and experience contributes to the Board of Directors and its committees through significant insight into a number of functional areas critical to Cumulus. Mr. Marcus has also served as a member of several boards of directors, which allows him to leverage his experience for the further benefit of the Company.

Robert H. Sheridan, III, age 51, has served as one of our directors since July 1998. Mr. Sheridan is currently a partner at Ridgemont Equity Partners, a private equity firm that provides buyout and growth capital to closely-held private companies and new business platforms. Prior to joining Ridgemont Equity Partners in July 2010, Mr. Sheridan served as Managing Director, and Co-Head of the Americas, for BAML Capital Partners (“BAMLCP”), the private equity and mezzanine group within Bank of America Corporation, since January 1998, and was a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. Affiliates of Ridgemont Equity Partners are the successor general partners to certain affiliates of BAMLCP, which previously served as general partners of the BofA Stockholders. Mr. Sheridan has an economic interest in the entities comprising the general partners of the BofA Stockholders. He was a Director of NationsBank Capital Investors, the predecessor of BAMLCP, from January 1996 to January 1998.

Mr. Sheridan’s expertise in a variety of financial matters, particularly in private equity and in capital markets and acquisition transactions, makes him a valuable member of our Board of Directors and enhances the value of his service on the Audit Committee. Mr. Sheridan’s significant experience as a senior-level private equity professional provides a solid and diverse platform for him to provide a perspective to our Board of Directors on financial, strategic and acquisition-related matters.

David M. Tolley, age 46, has served as one of our directors since January 2011, having originally joined the Board of Directors as a designee of Blackstone pursuant to the Stockholders’ Agreement. Mr. Tolley is a private investor who previously was employed by Blackstone from 2000 until December 2011, most recently serving as Senior Managing Director. Prior to joining Blackstone, Mr. Tolley held a series of positions at Morgan Stanley & Co. He served as a director of Cumulus Media Partners, LLC from 2006 to August 2011, is currently a director of Beech Holdings LLC, and is the former Chairman of the board of directors of New Skies Satellites Holdings Ltd.

Mr. Tolley has over fifteen years of experience in private equity investments and investment banking, with extensive experience in mergers, acquisitions and financings. He has particular experience in the telecommunications and media sectors. His competence in critical financial analysis and strategic planning, and vast experience in both transactions in, and overseeing operations of, numerous companies in the telecommunications and media industries, bring essential skills and a unique perspective to the Board of Directors and to his service on the Audit and Compensation Committees.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends a vote FOR each of the director nominees.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors is elected by our stockholders to oversee our business and affairs and to assure that the long-term interests of our stockholders are being served. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer, and with the oversight of the Board of Directors.

The Board of Directors held seven meetings during 2013. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served, during the period that he or she served. During the intervals between scheduled meetings, the Board periodically is updated by management on business, operational and strategic developments, and engages in active discussions about such developments. We do not have a formal policy regarding attendance by directors at our annual meetings of stockholders, but we encourage all incumbent directors, as well as all director nominees, to attend the annual meeting. All director nominees who were members of our Board of Directors in 2013 attended last year’s annual meeting of stockholders.

Director Independence

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NASDAQ Marketplace Rules, and has reviewed and evaluated the relationships of the directors with us and our management. Based upon this review and evaluation, our Board of Directors has determined that none of the current non-employee members of the Board of Directors or director nominees has a relationship with us or our management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors — Messrs. Everett, Marcus, Reimers, Sheridan and Tolley, and Ms. Glick — and Mr. Cassidy, a director nominee, is “independent” as such term is defined under the NASDAQ marketplace rules. Eric P. Robison, who retired from the Board of Directors on February 12, 2013, was also an independent director. The independent directors meet periodically in executive sessions.

Board of Directors Leadership Structure

Lewis W. Dickey, Jr. serves as our Chairman, President and Chief Executive Officer. Our Board of Directors believes that Mr. L. Dickey, Jr.’s service as both Chairman of the Board of Directors and Chief Executive Officer is in our and our stockholders’ best interests. He has extensive experience in radio broadcasting, is viewed as a leader in the industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges that we face. Our Board of Directors continues to believe that he is, therefore, best positioned to guide the Board of Directors to ensure that our directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership and clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers, as well as to the investment community and the capital markets, particularly given the challenging economic conditions and changes that occur from time to time within the industry.

In connection with our transformational growth and related refinancing transactions in 2011, and pursuant to the terms of the Stockholders’ Agreement, we created the position of “lead director” at that time. The Board of

Directors continues to believe that this is appropriate in order to allow Mr. L. Dickey, Jr. to continue to focus on managing the Company’s business, to provide additional structure for our independent directors’ role in the oversight of the Company, and to demonstrate the effective, independent leadership on the Board of Directors.

Pursuant to the Stockholders’ Agreement, for so long as Crestview remains the Company’s largest stockholder, it retains the right to select one of its designees to our Board of Directors, who must qualify as an “independent director” and be a member of our Board of Directors, to serve as lead director. Pursuant thereto, Mr. Marcus was appointed as lead director effective September 16, 2011, and continues to serve a lead director. The lead director’s responsibilities include, among others:

•	providing oversight of corporate governance matters;

•	serving as liaison between the independent directors and the Chairman and as consensus builder for the Board of Directors;

•	assisting the Chairman in guiding the Board of Directors in its strategic focus;

•	reviewing and participating in developing Board of Directors meeting agendas;

•	overseeing and managing any potential conflict of interest issues;

•	coordinating communication and integration across committees; and

•	presiding over executive sessions of the independent directors.

We believe that the foregoing structure and responsibilities, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board of Directors.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee. Each committee operates pursuant to a written charter in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the NASDAQ Marketplace Rules. Copies of these charters are available on our corporate website, at www.cumulus.com.

The Audit Committee.    The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities with respect to: (i) our accounting, reporting and financial practices, including the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and our own internal audit function. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board of Directors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (including resolution of any disagreements between our management and our independent registered public accounting firm regarding financial reporting), and our independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee met four times in 2013. The members of the Audit Committee during 2013 were David M. Tolley (Chairman), Ralph B. Everett, Arthur J. Reimers and Robert H. Sheridan, III. Our Board of Directors has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Marketplace Rules applicable to audit committee members, and meets the financial literacy requirements of the NASDAQ Marketplace Rules. None of the aforementioned members has participated in the preparation of our or our subsidiaries’ financial statements at any time during the past three years. In addition, our Board of Directors has determined that each of Messrs. Tolley, Reimers and Sheridan (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Marketplace Rules’ professional experience requirements. In making such determination, the Board of Directors took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors.

The Compensation Committee.    The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.

Our Board of Directors has delegated specifically to the Compensation Committee the following areas of responsibilities:

•	performance evaluation, compensation and development of our executive officers;

•	establishment of performance objectives under the Company’s short- and long-term incentive compensation arrangements and determination of the attainment of such performance objectives; and

•	oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. Subject to applicable parameters in various employment agreements entered into with our executive officers, our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program design, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes, including the impact on executive compensation. The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate. For additional information about the Compensation Committee’s process and its role, as well as the role of executive officers, in determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

The Compensation Committee met two times in 2013. In between scheduled meetings, the members of the Compensation Committee receive periodic updates and are active in ensuring that the Company’s compensation programs remain consistent with marketplace developments and Company performance. The members of the Compensation Committee during 2013 were Jeffrey A. Marcus (Chairman), Alexis Glick (beginning in February 2013) and David M. Tolley. In addition, prior to his retirement in February 2013, Mr. Robison served on the Compensation Committee. All of the members of the Compensation Committee are “independent,” as such term is defined under the NASDAQ Marketplace Rules.

Risk Oversight

Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committee, which reports on its deliberations to the full Board of Directors (except for those risks that require risk oversight solely by independent directors) as further described below. The Board of Directors believes that this structure for risk oversight is appropriate and, as only independent directors serve on the Board of Directors’ standing committees, the independent directors have full access to all available information for risks that may affect us.

The Audit Committee is specifically charged with reviewing and discussing risk management (primarily financial and internal control risk), and receives regular reports from management (including legal and financial representatives), independent auditors, internal audit and outside legal counsel on risks related to, among other things, our financial controls and reporting, covenant compliance under our various financing and other agreements and cost of capital. The Compensation Committee considers risks related to the Company’s compensation policies and programs, and makes recommendations to the Board of Directors with respect to whether those compensation policies and programs are properly implemented to discourage inappropriate risk-taking, and is regularly advised by management (including legal and financial representatives) and outside legal counsel. In addition, the Company’s management, including the Company’s General Counsel, regularly communicates with the Board of Directors regarding important risks that merit its review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Finally, our Board of Directors believes that our leadership structure of a combined Chairman and Chief Executive Officer, along with a separate lead director, allows for appropriate identification and assessment of issues that should be brought to the Board of Directors’ attention.

Director Nomination Process

Our Board of Directors does not have a standing nominating committee. Historically, due to the size of our Board of Directors and the historically low turnover of its members, we did not believe it was necessary to establish a separate nominating committee or to adopt a charter to govern the nomination process. In light of the contractual rights and obligations set forth in the Stockholders’ Agreement governing the designation of a majority of the nominees to our Board of Directors, we do not currently foresee the need to establish a separate nominating committee or to adopt a written charter to govern the nomination process. Similarly, we do not have a formal process for identifying and evaluating nominees for director. Generally, director candidates have been first identified by evaluating the current members of our Board of Directors. If a member whose term is expiring at the next succeeding annual meeting of stockholders no longer wishes to continue in service, or if our Board of Directors decides not to re-nominate such member, our Board of Directors would then determine, consistent with the terms of the Stockholders’ Agreement, whether to commence a search for qualified individuals meeting the criteria discussed below. To date, we have not engaged third parties to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In accordance with Board policy and the NASDAQ Marketplace Rules, director nominees (including Messrs. Dickey, Marcus, Cassidy and Sheridan, who are designated for nomination pursuant to the terms of the Stockholders’ Agreement) must either be (1) recommended by a majority of the independent directors for selection by our Board of Directors or (2) discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of our Board of Directors, including the affirmative vote of a majority of the independent directors.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board of Directors has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board of Directors’ slate of nominees in our proxy statement, other than pursuant to the Stockholders’ Agreement, and certain predecessor agreements. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered if one is received in the future. Our Board of Directors from time to time may give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

Our Board of Directors evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry and other relevant background experience, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Marketplace Rules), and willingness, ability and availability for service. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Board of Directors may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Board of Directors considers diversity as it deems appropriate in this context (without having a formal diversity policy), given our current needs and the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. When considering diversity, the Board of Directors considers diversity as one factor, of no greater or lesser importance than other factors, and considers diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

Our By-laws provide for stockholder nominations to our Board of Directors, subject to certain procedural requirements. To nominate a director to our Board of Directors, a stockholder must give timely notice of the nomination in writing to our Corporate Secretary not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (i) the stockholder’s name and address, (ii) a representation that the stockholder is one of our stockholders, and will remain so through the record date for the upcoming annual meeting of stockholders, (iii) the class and number of shares of our common stock that the stockholder holds (beneficially and of record), and (iv) a representation that the stockholder intends to appear in person or by proxy at the upcoming annual meeting of stockholders to make the nomination. The stockholder must also provide information on his or her prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between the stockholder, his or her prospective nominee and any other persons (to be named), the written consent of the prospective nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of director nominees.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any matter intended for our Board of Directors, or for any individual member or members of our Board of Directors, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board of Directors to the attention of the chairman of the Audit Committee of the Board of Directors, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon our review of copies of such reports for our 2013 fiscal year and written representations from our directors and executive officers, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, timely complied with all applicable filing requirements for our 2013 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information concerning the beneficial ownership of our common stock as of April 4, 2014 (unless otherwise noted) by (1) each person known to us to beneficially own more than 5% of any class of our voting common stock, (2) each of our directors and director nominees and each of our named executive officers (as defined below), and (3) all of our current directors and executive officers as a group.

	Class A Common Stock(1)		Class B Common Stock(1)		Class C Common Stock(1)(2)		Percentage of Voting Control
Name of Stockholder	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Crestview Radio Investors(3)	68,505,908	30.9%	—	—	—	—	30.0%
Ares Management LLC(4)	14,274,296	6.4%	—	—	—	—	6.2%
Canyon Capital Advisors LLC(5)	13,332,165	6.2%	—	—	—	—	6.0%
Patricia Dickey(6)	18,885,676	8.6%	—	—	644,871	100%	11.1%
Lewis W. Dickey, Jr.(7)	18,885,676	8.6%	—	—	644,871	100%	11.1%
Brian Cassidy(8)	—	—	—	—	—	—	—
Ralph B. Everett(9)	134,784	*	—	—	—	—	*
Alexis Glick(10)	28,090	*	—	—	—	—	*
Jeffrey A. Marcus(11)	28,090	*	—	—	—	—	*
Robert H. Sheridan, III(12)	127,388	*	—	—	—	—	*
David M. Tolley(13)	60,044	*	—	—	—	—	*
Arthur J. Reimers(14)	55,044	*	—	—	—	—	*
Joseph P. Hannan(15)	215,828	*	—	—	—	—	*
John G. Pinch(16)	875,087	*	—	—	—	—	*
John W. Dickey(17)	4,331,832	2.0%	—	—	—	—	2.0%
Richard S. Denning(18)	624,386	*	—	—	—	—	*
All current directors and executive officers as a group (11 persons)(19)	25,366,249	11.3%	—	—	644,871	100%	13.8%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B common stock are not entitled to vote on matters to be voted upon by shareholders generally, whereas each share of Class A common stock entitles its holder to one vote and each share of Class C common stock entitles its holder to ten votes. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment of any specific rights of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights of the holders of Class A common stock. Each holder of Class B common stock is entitled to convert at any time all or any part of such holder’s shares of Class B common stock into an equal number of shares of Class A common stock without cost to such holder (except any transfer taxes that may be payable). However, to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) to obtain any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(2)

Each share of Class C common stock entitles its holder to ten votes on each matter to be voted upon by stockholders. Each holder of Class C common stock is entitled to convert at any time all or any part of such holder’s shares of Class C common stock into an equal number of shares of Class A common stock without cost to such holder (except any transfer taxes that may be payable). However, to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder shall first deliver to the Company an ownership certification for the purpose of enabling the Company to (i) determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) obtain any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class C common stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. In the event of the death of Mr. L. Dickey, Jr. or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C common stock held by him, or any party related to or affiliated with him, will automatically be converted into one share of Class A common stock.

(3)	This information is based in part on a Schedule 13D/A filed on December 14, 2012. Includes presently exercisable warrants to purchase 7,815,553 shares of Class A common stock. Shares are held by Crestview Radio Investors, LLC, a special purpose investment vehicle, various Crestview investment funds which are members of Crestview Radio Investors, and certain other Crestview affiliates that are general partners of, or provide investment advisory and management services to, such funds. The address of each of these entities is 667 Madison Avenue, New York, New York 10065.

(4)	This information is based on a Schedule 13G filed on February 20, 2014. Includes presently exercisable warrants to purchase 10,748,802 shares of Class A common stock. Shares are held by certain investment vehicles managed directly or indirectly by Ares Management LLC (“Ares Management”). Ares Management is indirectly controlled by Ares Partners Management Company LLC (“APMC”). APMC is managed by a management committee, which includes Antony Ressler as chairman. The management committee of APMC has shared voting and dispositive power with respect to the shares of Class A common stock. Each of the members of the management committee and the directors, officers, partners, stockholders, members and managers of the entities which manage the investment vehicles that hold the shares of Class A common stock expressly disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for Ares Management and the investment vehicles that hold the shares of our Class A common stock is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(5)	This information is based on a Schedule 13G/A filed on February 11, 2014. Includes presently exercisable warrants to purchase 241,221 shares of Class A common stock. The address of Canyon Capital Advisors LLC is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067.

(6)	Includes: (i) indirect beneficial ownership of 8,341,264 shares of Class A common stock owned by Dickey Holdings Limited Partnership, LLLP (“Dickey Holdings Limited Partnership”), a majority of the general partnership interests of which are controlled by Mrs. Dickey; and (ii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 3,440,726 shares of Class A common stock (including the 40,000 restricted shares described in footnote 7), 7,103,686 shares of Class A common stock underlying options that are presently exercisable and 644,871 shares of Class C common stock beneficially owned by her son Lewis W. Dickey, Jr. (see footnote 7). Mrs. Dickey disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Jr. The address of Mrs. Dickey and the Dickey Holdings Limited Partnership is 11304 Old Harbor Road, North Palm Beach, Florida 33408.

(7)	Includes: (i) 40,000 restricted shares of Class A common stock as to which he has voting, but not dispositive, power; (ii) 7,103,686 shares of Class A common stock underlying options that are presently exercisable; and (iii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 8,341,264 shares of Class A common stock directly owned by Dickey Holdings Limited Partnership (see footnote 6), and in which Mr. L. Dickey, Jr. holds partnership interests. Mr. L. Dickey, Jr. disclaims beneficial ownership of all of the shares held by Dickey Holdings Limited Partnership and Patricia Dickey, except to the extent of his pecuniary interest therein.

(8)	Mr. Cassidy has been designated by Crestview to succeed Mr. Reimers as its designee on our Board of Directors pursuant to the Stockholders’ Agreement. Does not reflect any shares owned by Crestview Radio Investors.

(9)	Includes: (i) 32,590 restricted shares of Class A common stock as to which he has voting, but not dispositive, power; and (ii) 45,450 shares of Class A common stock underlying options that are presently exercisable.

(10)	Consists of restricted shares of Class A common stock as to which she has voting, but not dispositive, power.

(11)	Consists of restricted shares of Class A common stock as to which he has voting, but not dispositive, power. In connection with the vesting of these shares, Mr. Marcus will assign all rights, title and interest in these securities to Crestview Advisors, L.L.C. Mr. Marcus disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Does not reflect any securities owned by Crestview Radio Investors. Mr. Marcus is one of Crestview’s designees to our Board of Directors and a managing director of Crestview, L.L.C., affiliates of which are deemed to have voting and dispositive power with respect to, and have an economic interest in, any securities owned by Crestview Radio Investors.

(12)	Includes: (i) 32,590 restricted shares of Class A common stock as to which he has voting, but not dispositive, power; and (ii) 40,493 shares of Class A common stock underlying options that are presently exercisable. Mr. Sheridan is the designee of BA Capital Company, L.P. (“BA Capital”) and Banc of America Capital Investors SBIC, LP (“BACI” and, together with BA Capital, the “BofA Stockholders”) to serve on our Board of Directors under the Stockholders’ Agreement. Does not reflect any securities owned by BACI or BA Capital. Mr. Sheridan is a partner in Ridgemont Equity Partners, affiliates of which are deemed to have voting and dispositive power with respect to, and have an economic interest in, any shares owned by BACI or BA Capital. As the BofA Stockholders’ designee to our Board of Directors, Mr. Sheridan disclaims beneficial ownership of all securities held by him, which he holds for the benefit of BA Capital, except to the extent of his pecuniary interest therein.

(13)	Includes 30,590 restricted shares of Class A common stock as to which he has voting, but not dispositive, power.

(14)	Includes 28,090 restricted shares of Class A common stock as to which he has voting, but not dispositive, power. Mr. Reimers is one of Crestview’s current designees to our Board of Directors. Does not reflect any shares owned by Crestview Radio Investors.

(15)	Includes 3,750 restricted shares of Class A common stock as to which he has voting, but not dispositive, power.

(16)	Includes: (i) 12,500 restricted shares of Class A common stock as to which he has voting, but not dispositive, power; and (ii) 510,000 shares of Class A common stock underlying options that are presently exercisable.

(17)	Includes: (i) 20,000 restricted shares of Class A common stock as to which he has voting, but not dispositive, power; and (ii) 1,841,539 shares of Class A common stock underlying options that are presently exercisable. Excludes all securities owned by Dickey Holdings Limited Partnership, entities in which Mr. J. Dickey holds certain partnership and membership interests, respectively (see footnote 6).

(18)	Includes: (i) 6,250 restricted shares of Class A common stock as to which he has voting, but not dispositive, power; and (ii) 542,550 shares of Class A common stock underlying options that are presently exercisable.

(19)	See footnotes 7 and 9 - 18.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our compensation philosophy, objectives, policies and programs, the elements of compensation that we provide, and the material factors that we consider in making the decisions to pay such compensation. Following this analysis, we have provided a series of tables containing specific information about the compensation earned, or paid, in 2013 to the following individuals, whom we refer to as our named executive officers:

•	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer;

•	Joseph P. Hannan, our Senior Vice President, Treasurer and Chief Financial Officer;

•	Jonathan (“John”) G. Pinch, our Executive Vice President and Co-Chief Operating Officer;

•	John W. Dickey, our Executive Vice President and Co-Chief Operating Officer; and

•	Richard S. Denning, our Senior Vice President, Secretary and General Counsel.

The discussion below is intended to help you understand the information provided in those tables and put that information in context within our overall compensation program.

Overview of 2013 Performance and Compensation

In 2013, the Compensation Committee, both independently and in consultation with the other members of the Board, continued to implement and enhance the elements of our executive compensation programs and philosophy, including:

•	establishing goals under the Company’s annual incentive compensation programs based on quantifiable financial objectives determined in the first quarter of each fiscal year;

•	developing and applying objectives in making equity incentive compensation decisions; and

•

striving to ensure that the named executive officers were appropriately compensated based upon an overall assessment of the Company’s operational and strategic performance and their individual contributions to the Company, all as described below.

The types and amounts of actual compensation paid in and for 2013 were consistent with this philosophy and programs, and took into account the continuing challenges facing the Company and the radio broadcasting industry in general, while also reflecting what the Compensation Committee considered to be management’s significant efforts directed towards the continued successful execution of the Company’s growth strategy, which resulted in a number of operating and non-operating achievements during the year, and which significantly enhanced both short-term and long-term value for the Company’s stockholders, such as the following:

•	continuing to implement a management and operating structure that allows for the maximization of existing operations while pursuing strategic growth opportunities;

•

opportunistically refinancing and repricing the Company’s credit arrangements, and completing a public offering of common stock the proceeds of which were used to redeem all outstanding shares of the Company’s preferred stock, all of which resulted in a stronger balance sheet, lower cost of capital and enhanced liquidity position;

•	pursuing and completing selected strategic acquisition and divestiture opportunities, including the significant transactions with Townsquare Media;

•	completing the acquisition of WestwoodOne, which significantly enhanced our radio network operations;

•	achieving an increase in the Company’s total market capitalization of over 400% during 2013; and

•	achieving a total stockholder return on the Company’s Class A common stock of over 200% during 2013.

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing all aspects of our executive compensation, including designing, implementing and evaluating the operation of the Company’s compensation programs in accordance with its compensation philosophy. The Compensation Committee reviews and approves, or recommends to the Board of Directors for approval, all compensation for our executive officers, including grants of equity awards, and any changes in compensation program design and implementation. Additional information about the Compensation Committee, including its composition, responsibilities and operations, can be found in “Information About the Board of Directors — Committees of the Board of Directors — The Compensation Committee.”

Executive Compensation Philosophy

We seek to design and implement an overall compensation program with the following three primary related objectives:

•	providing a total compensation package that allows us to compete effectively in attracting, rewarding and retaining executive leadership talent;

•	rewarding executives for meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health; and

•	aligning the interests of our executives with those of our stockholders.

In accordance with these goals, we generally seek to provide a material portion of each executive officer’s compensation in the form of at-risk incentive awards, including awards that are measured on individual performance and our success as a Company in achieving our business strategy and objectives. With respect to Company performance, we typically focus primarily on the performance and results of our broadcasting and network operations, and the cash flow generated by our business, as these metrics have traditionally been relevant indicators of operational and financial success and drivers of value creation for our Company and our industry.

To implement the foregoing, the Compensation Committee retains certain flexibility to determine the types and amounts of fixed and incentive-based cash compensation, as well as equity-based compensation opportunities each year, based on an analysis of relevant factors including historical and expected individual responsibilities and contributions, Company performance and internal and external pay equity considerations.

Compensation Program Elements and Their Purpose

As described above, the compensation program for our executive officers consists primarily of the following integrated components: base salary, annual incentive award opportunities and long-term incentive opportunities. The program also contains elements relating to retirement, severance and other employee benefits.

Base Salary.    Base salary is the fixed portion of an executive officer’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his position with us. Changes to base salary are generally intended to reflect, among other things, the officer’s performance as measured through functional progress, career and skill development and mastery of the executive position’s competency requirements. Base salary is the fundamental element of the total compensation package to which most other elements relate.

The Compensation Committee seeks to establish base salaries at levels that it considers fair, after considering a variety of factors, including the scope and complexity of the officer’s position; the officer’s expertise; the officer’s experience relative to his position and responsibilities; the officer’s contributions and importance to us in achieving the Company’s short- and long-term goals; the officer’s historical compensation; the salary ranges for persons in comparable positions at comparable companies (to the extent available); the competitiveness of the market for the officer’s services; and the recommendations of our Chief Executive Officer (except in the case of his own performance). Subject to applicable employment agreements, determinations as to appropriate base salaries of our named executive officers are generally not made by applying a particular formula or using designated benchmarks.

Annual Incentive Compensation Awards.    Unlike base salary, which is fixed, annual incentive compensation is intended to vary as a direct reflection of Company and individual performance, usually over a twelve-month period. The annual incentive compensation opportunity is typically expressed as a percentage of base salary and paid in the form of a cash bonus, although the Compensation Committee has discretion to grant or pay annual incentive compensation awards, in whole or in part, in the form of equity awards and has done so in the past. In addition to annual incentive compensation awards, the Compensation Committee has the authority to make discretionary bonus awards, including awards based on Company or individual performance, at any time.

Long-Term Incentive Awards.    Long-term incentive awards, which have historically been made in the form of grants of either options that are exercisable for shares of our Class A common stock upon payment of a designated option exercise price, which is set at equal to or above the fair market value of such stock on the date of the award, or awards of restricted shares of our Class A common stock, which in each case are subject to time or performance-based vesting requirements, are granted with the intent to motivate toward, and reward performance over, a multi-year period with links to continued service, the creation of long-term stockholder value and performance criteria. This long-term incentive opportunity is generally designed and implemented to maintain a desired balance between short- and long-term compensation, as further discussed below. The realized compensation from these incentives will vary as a reflection of our stock price or other financial performance over time.

Benefits Under Employee Retirement/Health and Welfare Benefit Plans.    These benefits are intended to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for our executives and their families. Our executive officers generally are eligible to participate in the same programs that provide medical coverage (active employee and retiree), life insurance, disability and retirement offered to all of our eligible employees. In addition, our executive officers are eligible to participate in an executive life insurance program. We believe that our benefits and retirement programs are comparable to those offered by other similar companies in the broadcasting industry and, as a result, are appropriate to ensure that our compensation package for our executive officers remains competitive.

Severance and Other Termination Benefits.    Each executive officer is party to an employment agreement pursuant which he may be eligible to receive severance benefits upon his termination of employment in various circumstances, including in connection with a change in control. The severance-related arrangements in those agreements are described in more detail under “Potential Payments upon Termination or Change in Control.” We believe that our severance arrangements, including the amount and conditions to the payment of the severance benefits, are comparable to those offered by similar companies in the broadcasting industry and, as a result, are appropriate to ensure that compensation for our executive officers remains competitive.

Executive Perquisites.    We do not believe it is appropriate to provide our executive officers with substantial perquisites beyond their stated compensation, but we do offer certain perquisites we believe are reasonable and necessary to compete for executive talent. We do not provide perquisites such as country club memberships or financial planning costs, but have historically provided a car allowance to certain of our executive officers.

Compensation Levels Among Executive Officers.    There are no policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. Any compensation disparity between our Chief Executive Officer and our other executive officers is primarily due to the Chief Executive Officer having significantly greater responsibilities for strategic leadership, management and oversight of a large enterprise and the corresponding market factors reflecting this difference. From an operations oversight perspective, we have divided responsibility for our operational leadership functions between Mr. J. Dickey and Mr. Pinch, who each serve as Executive Vice President and Co-Chief Operating Officer. Mr. J. Dickey and Mr. Pinch each has responsibility for various aspects of our broadcast operations. Mr. J. Dickey, in addition to his responsibility for station operations, also has responsibility for overseeing our radio networks and programming, market promotion and engineering across all markets. Consequently, Mr. J. Dickey’s base salary and incentive awards reflect the multiple categories of responsibilities that he holds.

Compensation Framework

The Role of Executive Officers in Determining Executive Compensation

The Compensation Committee generally consults with members of management in connection with the implementation of our executive compensation philosophy. For example, our Chief Executive Officer, and other management personnel, from time to time assist the Compensation Committee in understanding, and provide recommendations regarding, key business factors that are relevant to the design and implementation of our compensation programs. This may include defining certain business measures and explaining any influence on or by various business elements and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also evaluates the performance of the other executive officers and develops recommendations regarding their compensation, including proposed compensation levels for individual executive officers within the constructs of their respective employment agreements, using internal and external resources. These resources may include compensation surveys, external data and reports from third parties or publicly available information. Recommendations from our Chief Executive Officer generally take into account the various elements of our compensation program — including design, compliance and competitive strategy — as well as consideration of the individual executive officer’s performance and compensation level. The Compensation Committee reviews and discusses these recommendations and determines whether to accept, reject or revise the proposals. Our Chief Executive Officer also provides updates to the Compensation Committee regarding current and anticipated operating performance outcomes and their anticipated impact on executive compensation.

Our internal and external legal counsel assist in ensuring that appropriate plan documentation and approvals are received in order to keep executive pay programs in compliance with applicable legal and stock exchange listing requirements. Our legal counsel also advises the Compensation Committee and our Board of Directors on compliance with appropriate corporate governance standards and requirements.

When Long-term Grants are Made

The Compensation Committee typically evaluates and, if appropriate, grants long-term incentive awards annually. The meeting date is scheduled in advance and without regard to potential stock price movement. The Compensation Committee also retains the discretion to make separate or additional grants, or amendments to previous grants, of incentive awards from time to time throughout each year in light of business or other applicable developments.

Discretion to Modify Awards

As previously noted, annual incentive awards are typically based on our performance and that of each individual named executive officer over the most recently completed fiscal year. The Compensation Committee reserves the right to adjust Company or individual goals during the course of the year in order to reflect changes in our business.

Under our equity incentive plans, the Compensation Committee has certain discretion to adjust or modify the terms of an award, including awards that might otherwise be forfeited. The Compensation Committee generally does not have the authority to unilaterally rescind an award. Each award defines the terms under which it would be forfeited according to the terms of the applicable equity incentive plan.

Allocating Between Annual and Long-Term Compensation Elements

We seek to ensure our executive compensation program is balanced in terms of each element of pay relative to competitive practices, with an appropriate incentive emphasis placed on long-term results. The overall program is intended to balance business objectives for executive pay for performance, retention, competitive market practices and stockholder interests. Each year, in light of a number of considerations including recent and expected business developments, individual and Company performance, historical compensation and other relevant metrics, we seek to ensure an appropriate percentage of the annual total direct compensation target opportunity is subject to performance risk for our executive officers. The Compensation Committee allocates total compensation between short- and long-term incentives based upon, among other things, input of compensation consultants or other advisors from time to time, and various analyses of general compensation practices at similar companies, as well as its view of how best to maintain key personnel.

Stockholder Input on Executive Compensation Matters

In accordance with applicable law and as described in more detail in Proposal 2 below, we are providing our stockholders with the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (the “say-on-pay vote”). Our stockholders voted on a similar matter at the 2013 annual meeting of stockholders, and at that time also approved a proposal providing that stockholders would vote on such compensation every year.

At our 2013 annual meeting of stockholders, a significant majority of the shares voted on the say-on-pay vote were in favor of the compensation paid to our named executive officers. The Compensation Committee believes this vote strongly endorses the Company’s compensation philosophy, policies and practices and, therefore, it did not make any significant changes in the structure of our executive compensation programs as a result of this say-on-pay vote. The Compensation Committee intends to continue to give appropriate consideration to the vote results for say-on-pay proposals in this and future years when making compensation decisions for our named executive officers.

In addition to such consideration given to the results of the say-on-pay vote, at various times throughout the year the Compensation Committee considers any input it may receive from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and programs. For additional information on the say-on-pay vote with respect to the compensation paid to our executive officers in 2013, see “Proposal No. 2: Advisory Vote on Executive Compensation” below.

Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate. Beginning in 2011, in connection with the significant transformation of the Company in terms of size, scope of operations, and capital structure, and the related increase in executive responsibilities in connection with its acquisition of Citadel Broadcasting Corporation (“Citadel”), the Company engaged Meridian Compensation Partners, LLC (“Meridian”) to advise the Company on various executive compensation matters. Meridian has assisted the Compensation Committee, from time to time, on a variety of matters, including the development of a new equity incentive plan, the design and sizing of various equity awards that were made, or proposed to be made, under that plan, certain elements of the executive officer employment agreements entered into in 2011, and a new non-employee director compensation program implemented in 2012.

As a part of its engagement in 2011, Meridian reviewed and advised on data from the following group of peer companies as part of the comprehensive analysis that was undertaken at that time:

• Belo Corp.	• Nexstar Broadcasting Group, Inc.
• Beasley Broadcast Group	• Radio One, Inc.
• Citadel Broadcasting Corporation	• Saga Communications, Inc.
• Emmis Communications Corporation	• Salem Communications Corporation
• Entercom Communications Corp.	• Sinclair Broadcast Group, Inc.
• Entravision Communications Corporation	• Spanish Broadcasting System, Inc.
• Gray Television, Inc.	• Westwood One, Inc.
• Lin TV Corp.

The Compensation Committee has, from time to time, continued to consider many of those peer companies as it evaluates the performance of Cumulus and its executives, both individually and within the overall industry.

Meridian does not have a relationship with, nor did it provide any services to, the Company or the Compensation Committee other than in connection with the engagement as described above.

The Compensation Committee did not retain Meridian during 2013 in connection with any deliberations or decisions made with respect to compensation for 2013.

Compensation Decisions for 2013

Base Salary.    As described above, we entered into employment agreements with each of our named executive officers in 2011. Pursuant to these employment agreements, the terms of which were developed by the Compensation Committee, with assistance from Meridian, the named executive officers were entitled to receive the following minimum base salaries: Mr. L. Dickey ($1,450,000), Mr. Hannan ($550,000), Mr. J. Dickey ($875,000), Mr. Pinch ($775,000), and Mr. Denning ($500,000). These salaries, which are subject to annual increases at the discretion of the Board of Directors, were established in light of the significant increase in each of the named executive officer’s responsibilities beginning in 2011, and as appropriate compensation for executive officers of a larger company.

In light of the base salary adjustments that took effect in September 2011, and the Compensation Committee’s general awareness and assessment of comparable companies, the Compensation Committee determined not to make any increases to base salary for the named executive officers for 2013.

Annual Incentive Compensation Award Opportunity.    Each named executive officer’s employment agreement provides that he will be eligible for an annual cash incentive award based upon achievement of annual performance goals for the Company and/or the individual as determined by the Compensation Committee each year. These agreements also provide that the annual cash incentive award opportunity will be calculated as a percentage of each executive’s base salary as follows:

Name	Target Award Opportunity (as a % of base salary)	Maximum Award Opportunity (as a % of base salary)
Lewis W. Dickey, Jr.	100%	150%
Joseph P. Hannan	50%	75%
John G. Pinch	75%	100%
John W. Dickey	75%	100%
Richard S. Denning	40%	60%

Notwithstanding these award opportunities, the employment agreements also provide that the Compensation Committee may adjust the target and maximum award opportunities for an executive officer in any year. No such adjustments were made in 2013.

In January 2013, the Compensation Committee established certain objectives and criteria applicable to the annual incentive compensation award opportunities for the named executive officers. The Compensation Committee selected such criteria for each named executive officer based on each individual’s functional areas of responsibility within the Company, and the Compensation Committee’s perceived importance of the objectives to the overall success of the Company. The Compensation Committee also determined at that time that the payment of annual incentive compensation in 2013 above the target award opportunity level would be at the discretion of the Compensation Committee based on its assessment of factors relevant to each individual’s performance. The Compensation Committee determined that each named executive officer would be entitled to receive the applicable target award opportunity if Cumulus achieved budgeted revenue and EBITDA goals, and satisfied other objectives related to managing costs, achieving gains in market share, as well as successes in strategic planning and implementation and optimizing financial liquidity. In addition, the Compensation Committee determined that the named executive officers would be entitled to additional amounts, up to the maximum bonus opportunity, based upon the Compensation Committee’s determination, in its discretion, of the individual’s contributions to the Company’s strategic, business and operating performance during the year.

In reviewing the performance and compensation levels of the executive officers for 2013 at the completion of that fiscal year, the Compensation Committee determined that, while the Company did not achieve the budgeted revenue or EBITDA targets, 2013 was nevertheless a year in which the executive officers’ efforts resulted in significant strategic, structural, operational and balance sheet and liquidity achievements that are fundamental to both the short term and long term value of the Company. Based upon the foregoing, and after evaluating all applicable factors, including those described above under “-Overview of 2013 Performance and Compensation,” as well as the Company’s ongoing strategic development successes in an economic and industry environment that continued to face challenges and uncertainties in 2013, and after taking into account the discretion afforded to the Compensation Committee in the payment of annual cash incentive compensation, the Compensation Committee approved the following payments to the named executive officers as annual incentive awards for 2013 performance:

Name	Actual Bonus Amount	Actual Bonus as a Percentage of Target Award Opportunity	Actual Bonus as a Percentage of Maximum Award Opportunity
Lewis W. Dickey, Jr.	$362,500	25%	17%
Joseph P. Hannan	68,750	25%	17%
John G. Pinch	145,313	25%	19%
John W. Dickey	164,063	25%	19%
Richard S. Denning	50,000	25%	17%

Long-Term Incentive Awards.    As described above, the Compensation Committee considers the grant of equity incentive awards on an annual basis, or at such other times as circumstances warrant, as an important component of our overall compensation philosophy to reward and incent performance over a multi-year period with links to continued service and long-term stockholder value creation.

As with determinations of base salary and annual short-term incentives, determinations as to appropriate long-term incentives of our named executive officers historically have not depended upon the application of a particular formula or the use of designated benchmarks.

As previously disclosed, in connection with the significant corporate transactions undertaken by the Company in 2011, and in light of the significant additional responsibility of the named executive officers as a result thereof, the Compensation Committee granted to the named executive officers an equity incentive award in September 2011. Those awards were made in the form of stock options, the exercise price of which was 186% of the closing price per share of the Class A common stock on the date the awards were granted.

At the time that the Compensation Committee developed the Company’s 2011 Equity Incentive Plan and structured the equity awards that were to be made to the executive officers in 2011, which was done in consultation with Meridian and was based on an analysis of various factors, including a review of peer companies, the Compensation Committee originally intended to make larger equity awards to the executive officers in 2011 than were ultimately made. In light of the decline in the Company’s stock price throughout 2011, and various other factors, the Compensation Committee determined in September 2011 to reduce the size of the planned equity awards to executive officers by approximately thirty percent, and set an exercise price that was significantly higher than the then-current market price. In light of the level and timing of the various equity incentive awards made in 2011, the Compensation Committee did not make grants of equity incentive awards to the named executive officers in or for 2012.

By 2013, the Company’s stock price had significantly increased from 2011 levels. In light of the significant efforts and achievements of the named executive officers as described above, including the value creation efforts that contributed to the significant increase in our stock price, and to further align the executive officers’ interest with those of our stockholders, which is a key element of our compensation philosophy, and in part to make up for the reduction in the originally planned award in 2011, in October 2013 the Compensation Committee approved an equity incentive award in the form of stock options to each of the named executive officers as follows: Mr. L. Dickey (4,600,000 shares), Mr. Hannan (360,000 shares), Mr. J. Pinch (690,000 shares), Mr. J. Dickey (1,104,000 shares) and Mr. Denning (345,200 shares). To continue to align the interests of our executive officers with those of our stockholders, the awards, which have an exercise price of $5.92 per share, which was the closing price of the Class A Common Stock on the date of grant, are subject to the continued employment of the recipient and provide for time-based vesting on each of the first four anniversaries of the date of grant, with 30% of each award vesting on each of the first two anniversaries thereof, and 20% of each award vesting on each of the next two anniversaries thereof.

Impact of Restated Earnings on Previously Paid or Awarded Compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If restatements are necessary in the future, the Compensation Committee and the Board of Directors would consider the facts and circumstances relating to the cause and impact of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and probability of recovering such payments.

Accounting and Tax Impact on Direct Compensation

For executive officers, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any of our executive officers. However, the U.S. tax code also provides that qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executive officers, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of the compensation program for our executive officers are designed to be qualifying performance-based compensation under Section 162(m) of the tax code, while others are not.

We do not expect accounting treatment of various forms of equity awards under GAAP to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Summary of Compensation and Benefit Plan Risk

Our compensation and benefits policies and practices include a number of features designed to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. These include a balanced mix of compensation components and prudent performance goals discussed above. The Compensation Committee considers potential risks when reviewing and approving compensation programs. After assessing compensation related risks for our employees, the Compensation Committee determined that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team and provide the executive officers with appropriate incentives focused on meeting the objectives, developed by management and the Board of Directors, designed to create long-term stockholder value.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors:

Jeffrey A. Marcus (Chairman) David M. Tolley Alexis Glick

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, or for such shorter period during which such individual constituted a named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
Lewis W. Dickey, Jr.	2013	1,450,000	362,500	—	18,132,393	—	10,876	(3)	19,955,769
Chairman, President and Chief Executive Officer	2012	1,450,000	725,000	—	—	—	15,876		2,190,876
	2011	1,122,042	2,000,000	1,558,400	15,193,479	—	15,876		19,889,797

Joseph P. Hannan	2013	550,000	68,750	—	1,419,057	—	4,375	(4)	2,042,182
Senior Vice President,	2012	550,000	137,500	—	—	—	—		687,500
Treasurer and Chief Financial Officer	2011	355,208	275,000	73,050	1,189,055	—	—		1,892,313

John G. Pinch	2013	775,000	145,313	—	2,719,859	—	12,676	(5)	3,652,848
Executive Vice President	2012	775,000	290,625	—	—	—	13,255		1,078,880
and Co-Chief Operating Officer	2011	616,734	581,250	243,500	2,279,022	—	12,276		3,732,782

John W. Dickey	2013	875,000	164,063	—	4,351,774	—	10,876	(6)	5,401,713
Executive Vice President	2012	875,000	328,125	—	—	—	15,876		1,219,001
and Co-Chief Operating Officer	2011	699,525	626,250	389,600	3,646,435	—	15,876		5,407,686

Richard S. Denning	2013	500,000	50,000	—	1,360,718	—	7,626	(7)	1,918,344
Senior Vice President,	2012	500,000	100,000	—	—	—	3,224		603,224
Secretary and General Counsel	2011	429,167	200,000	121,750	1,140,171	—	2,286		1,893,374

(1)	We consider a bonus paid in a given fiscal year and based on the Company’s performance in the prior year as being earned in that prior year. The amounts reported in this column reflect the bonus earned for performance in the year indicated.

(2)	Reflects the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2013 for certain assumptions underlying the fair value of awards.

(3)	Consists of an automobile allowance of $7,000, Company-paid life insurance premiums of $1,590 and Company-paid disability insurance premiums of $2,286.

(4)	Represents Company contributions to his 401(k) plan account.

(5)	Consists of an automobile allowance of $4,900, Company-paid life insurance premiums of $1,590, Company-paid disability insurance premiums of $2,286 and Company contributions to his 401(k) plan account of $3,900.

(6)	Consists of an automobile allowance of $7,000, Company-paid life insurance premiums of $1,590 and Company-paid disability insurance premiums of $2,286.

(7)	Consists of Company-paid life insurance premiums of $1,590, Company-paid disability insurance premiums of $2,286 and Company contributions to his 401(k) plan account of $3,750.

2013 Grants of Plan-Based Awards

The following table summarizes plan-based awards granted to each of the named executive officers for the fiscal year ended December 31, 2013 under the Company’s annual incentive plan and 2011 Equity Incentive Plan.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Lewis W. Dickey, Jr.	10/30/13	—	—	—	—	—	—	—	4,600,000	5.92	18,132,393
	—	—	1,450,000	—	—	—	—	—	—	—	—

Joseph P. Hannan	10/30/13	—	—	—	—	—	—	—	360,000	5.92	1,419,057
	—	—	275,000	—	—	—	—	—	—	—	—

John G. Pinch	10/30/13	—	—	—	—	—	—	—	690,000	5.92	2,719,859
	—	—	581,250	—	—	—	—	—	—	—	—

John W. Dickey	10/30/13	—	—	—	—	—	—	—	1,104,000	5.92	4,351,774
	—	—	656,250	—	—	—	—	—	—	—	—

Richard S. Denning	10/30/13	—	—	—	—	—	—	—	345,200	5.92	1,360,718
	—	—	200,000	—	—	—	—	—	—	—	—

(1)	Actual amount of non-equity incentive plan award paid, if any, is set out in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)	Represents stock option grants made to named executive officers on October 30, 2013, which are subject to time-based vesting as follows: 30% of each grant will vest on the first and second anniversaries of the grant date, with the remainder to vest 20% on each of the third and fourth anniversaries of the grant date. The options have an exercise price of $5.92 per share and vesting is conditioned on the continued employment of the recipient.

(3)	Reflects the grant date fair value of awards granted in the year ended December 31, 2013 in accordance with FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2013 for certain assumptions underlying the fair value of awards.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth the number and value of shares of restricted stock and stock options held by each named executive officer that were outstanding as of December 31, 2013. All awards relate to shares of Class A common stock. The value of restricted stock awards was calculated based on a price of $7.73 per share, the closing price of the Company’s Class A common stock on December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lewis W. Dickey, Jr.	—		—		—	—	—	—	—	120,000	(1)	927,600
	—		4,600,000	(2)	—	5.92	10/30/2023	—	—	—		—
	6,900,000		4,600,000	(3)	—	4.34	09/16/2021	—	—	—		—
	67,896		—		—	2.79	12/30/2018	—	—	—		—
	67,895		—		—	2.92	12/30/2018	—	—	—		—
	67,895		—		—	3.30	12/30/2018	—	—	—		—

Joseph P. Hannan	—		—		—	—		—	—	10,000	(4)	77,300
	—		360,000	(2)	—	5.92	10/30/2023	—	—	—		—
	540,000	(5)	360,000	(3)	—	4.34	09/16/2021	—	—	—		—

John G. Pinch	—		—		—	—	—	—	—	35,000	(6)	270,550
	—		690,000	(2)	—	5.92	10/30/2023	—	—	—		—
	1,035,000	(5)	690,000	(3)	—	4.34	09/16/2021	—	—	—		—
	20,975	(7)	—		—	2.54	12/30/2018	—	—	—		—
	20,975	(7)	—		—	2.92	12/30/2018	—	—	—		—
	20,974	(7)	—		—	3.30	12/30/2018	—	—	—		—

John W. Dickey	—		—		—	—	—	—	—	57,500	(8)	444,475
	—		1,104,000	(2)	—	5.92	10/30/2023	—	—	—		—
	1,656,000		1,104,000	(3)	—	4.34	09/16/2021	—	—	—		—
	61,847		—		—	2.79	12/30/2018	—	—	—		—
	61,846		—		—	2.92	12/30/2018	—	—	—		—
	61,846		—		—	3.30	12/30/2018	—	—	—		—

Richard S. Denning	—		—		—	—	—	—	—	12,500	(9)	96,625
	—		345,200	(2)	—	5.92	10/30/2023	—	—	—		—
	517,800		345,200	(3)	—	4.34	09/16/2021	—	—	—		—
	8,250		—		—	2.54	12/30/2018	—	—	—		—
	8,250		—		—	2.92	12/30/2018	—	—	—		—
	8,250		—		—	3.30	12/30/2018	—	—	—		—

(1)	80,000 of such restricted shares vested by their terms subsequent to December 31, 2013 and prior to the date hereof. The remaining restricted shares vest on February 24, 2015.

(2)	Award vests as follows: 30% on each of October 30, 2014 and October 30, 2015, with the remainder to vest 20% on each of October 30, 2016 and October 30, 2017.

(3)	60% of the award has vested, with the remainder to vest in equal increments on September 16, 2014 and September 16, 2015.

(4)	6,250 of such restricted shares vested by their terms subsequent to December 31, 2013 and prior to the date hereof. The remaining restricted shares vest on February 24, 2015.

(5)	Subsequent to December 31, 2013 and prior to the date hereof, Mr. Hannan exercised all of his exercisable options and Mr. Pinch exercised 525,000 of his exercisable options.

(6)	22,500 of such restricted shares vested by their terms subsequent to December 31, 2013 and prior to the date hereof. The remaining restricted shares vest on February 24, 2015.

(7)	Subsequent to December 31, 2013 and prior to the date hereof, all of such options were exercised.

(8)	37,500 of such restricted shares vested by their terms subsequent to December 31, 2013 and prior to the date hereof. The remaining restricted shares vest on February 24, 2015.

(9)	6,250 of such restricted shares vested by their terms subsequent to December 31, 2013 and prior to the date hereof. The remaining restricted shares vest on February 24, 2015.

2013 Option Exercises and Stock Vested

The following table provides the number of shares of Class A common stock acquired upon vesting of stock awards in 2013 and the value realized for each named executive officer. No stock options were exercised during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Lewis W. Dickey, Jr.	—	—	160,000	528,400
Joseph P. Hannan	—	—	10,000	33,163
John G. Pinch	—	—	45,000	148,625
John W. Dickey	—	—	75,000	247,700
Richard S. Denning	—	—	16,250	53,500

(1)	Reflects the gross number of shares acquired, without reduction for any shares surrendered to satisfy tax withholding requirements.

(2)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting dates.

Potential Payments upon Termination or Change in Control

The following analyses reflect the amount of compensation that would be payable to each of the named executive officers in the event of termination of their employment under the following scenarios: resignation for good reason, termination without cause, termination for cause, resignation without good reason (voluntary resignation), termination in connection with a change in control, and termination due to death or disability. The analyses assume that the date of termination was December 31, 2013, and the dollar value of any equity is calculated using a per share price of $7.73, which was the reported closing price of our Class A common stock on December 31, 2013. In addition, the analyses assume the sale, on that date, of all restricted shares and shares of Class A common stock issuable upon exercise of unvested options whose vesting is accelerated as a result of termination.

All potential payments to the executive officers upon termination of their employment or upon a change in control are governed by the terms of their respective employment agreements as described below, or the equity incentive plan pursuant to which various equity incentive awards were issued. For additional information regarding the employment agreements, see “— Employment Agreements.”

Each employment agreement provides that in the event the Company terminates the relevant named executive officer’s employment without “cause” (including the Company notifying the executive of the Company’s intent to not renew such agreement) or if the executive terminates his employment for “good reason” during the term of the agreement, the executive will be entitled to the following:

•

an amount equal to a multiple (the “severance multiplier”) of the sum of the executive’s respective annual base salary and target bonus award opportunity then in effect. The severance multiplier is 2.0 for Mr. L. Dickey, Jr. and 1.0 for the other named executive officers;

•

a lump-sum payment equal to the pro rata amount of the annual bonus the executive would have received if he had remained employed by the Company through the last day of the calendar year, based on actual performance through the applicable performance period;

•

immediate vesting of 50% of any unvested equity awards, with the remaining 50% of such awards being forfeited, provided, however, that if such termination occurs during the six-month period immediately preceding a change in control (as defined in the agreements), then 100% of any unvested equity awards will become fully vested on the consummation of the change in control; and

•	continued participation by the executive and his dependents in the Company’s medical, dental, vision and hospitalization plans for 18 months for the other named executives.

In the event that the Company terminates the executive’s employment without cause or the executive terminates his employment for good reason within a specified period following a change in control, the executive will be entitled to the same payments and benefits as described above, except the severance multiplier will be 3.0 for Mr. L. Dickey, Jr. and 2.0 for the other named executive officers, and 100% of the executive’s equity awards will vest immediately. The specified period is 18 months in the case of Mr. L. Dickey, Jr. and nine months in the case of the other named executive officers.

Each employment agreement further provides that if the executive is terminated with cause, the executive terminates his employment without good reason or the executive’s employment is terminated due to death or disability, then the Company is only obligated to pay the executive any base salary, bonus payments for any completed fiscal year and unreimbursed expenses that were accrued, but unpaid, through the date of termination.

In the event of a termination by the Company without cause or a termination by the relevant executive for good reason, the Company will not be obligated to pay to the executive any amounts other than those in the immediately preceding paragraph unless such executive executes in favor of the Company a general release of any claims against the Company.

In addition, payments and benefits under each of the employment agreements in event of a termination by the Company without cause or a termination by the relevant executive for good reason (other than terminations within one year following a change in control) are subject to compliance by the terminated executive with the 18-month non-competition and non-solicitation covenants in each of the agreements. Payments and benefits under each of the employment agreements are also subject to compliance by the terminated executive with the confidentiality covenants in each of the agreements.

According to each executive’s employment agreement:

•

“good reason” means, in each case without the executive’s consent, (i) a material diminution in his authority, duties or responsibilities or an adverse change in his reporting responsibilities; (ii) a material reduction in his base salary; (iii) the relocation of his principal place of employment to a location more than thirty (30) miles from the city of Atlanta, Georgia; or (iv) a material breach of the employment agreement by the Company;

•

“cause” means (i) the conviction of the executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken; (ii) the conviction of the executive for a violation of criminal law involving the Company and its business; (iii) the willful misconduct of the executive, or the willful or continued failure by the executive (except as a result of disability or illness) to substantially perform his duties under the agreement, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the executive in connection with his performance of duties to the Company; and

•

“change in control” means the date that: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company; (iii) a majority of members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

In addition to payments made pursuant to the employment agreements, in the case of termination as a result of death or disability, the named executive officers are entitled to accelerated vesting of unvested stock option awards granted to any of them under our 2011 equity incentive plan.

Lewis W. Dickey, Jr.    The following analysis describes the potential payments upon termination of employment for Mr. L. Dickey, Jr. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2013, Mr. L. Dickey, Jr. would have been entitled to receive:

•

for resignation for good reason or termination without cause (other than during the eighteen-month period following a change in control), a total of $18,593,410, which consists of: $5,800,000 (representing a severance payment of two times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $362,500 (representing a lump sum cash payment for his annual bonus), plus in the case of termination without cause other than during the six-month period preceding a change in control only, $12,423,800 (representing the proceeds from the sale at $7.73 per share of 50% of his unvested equity awards as of the date of termination), plus $7,110 (the value of 18 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the six-month period preceding a change in control, a total of $31,017,210, which consists of: $5,800,000 (representing a severance payment of two times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $362,500 (representing a lump sum cash payment for his annual bonus), plus $24,847,600 (representing the proceeds from the sale at $7.73 per share of 100% of his unvested equity awards as of the date of termination), plus $7,110 (the value of 18 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the eighteen-month period following a change in control, a total of $33,917,210, which consists of: $8,700,000 (representing a severance payment of three times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $362,500 (representing a lump sum cash payment for his annual bonus), plus $24,847,600 (representing the proceeds from the sale at $7.73 per share of 100% of his unvested equity awards as of the date of termination), plus $7,110 (the value of eighteen months’ continued coverage under our employee benefit plans); and

•

for termination as a result of death or disability, a total of $23,920,000 (representing the proceeds from the sale at $7.73 per share of 100% of his stock option awards which accelerate upon his death or disability).

Joseph P. Hannan, John G. Pinch, John W. Dickey and Richard S. Denning.    The following analysis describes the potential payments upon termination of employment for Messrs. Hannan, Pinch, J. Dickey and Denning. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2013, Messrs. Hannan, Pinch, J. Dickey and Denning would be entitled to receive:

•

for resignation for good reason or termination without cause (other than during the nine-month period following a change in control), a total of $1,881,756, $3,439,802, $4,801,307 and $1,709,189, respectively, which consists of: $825,000, $1,356,250, $1,531,250 and $700,000, respectively (representing a severance payment of the sum of each executive’s base salary and target bonus as in effect immediately prior to the date of termination), plus $68,750, $145,313, $164,063 and $50,000, respectively (representing a lump sum cash payment for each executive’s annual bonus), plus in the case of termination without cause other than during the six-month period preceding a change in control only, $974,650, $1,929,275, $3,092,638 and $945,833, respectively (representing the proceeds from the sale at $7.73 per share of 50% of each executive’s unvested equity awards as of the date of termination), plus $13,356, $8,964, $13,356 and $13,356, respectively (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the six-month period preceding a change in control, a total of $2,856,406, $5,369,077, $7,893,944 and $2,655,021, respectively, which consists of: $825,000, $1,356,250, $1,531,250 and $700,000, respectively (representing a severance payment of the sum of each executive’s base salary and target bonus as in effect immediately prior to the date of termination), plus $68,750, $145,313, $164,063 and $50,000, respectively (representing a lump sum cash payment for each executive’s annual bonus), plus $1,949,300, $3,858,550, $6,185,275 and $1,891,665, respectively (representing the proceeds from the sale at $7.73 per share of 100% of each executive’s unvested equity awards as of the date of termination), plus $13,356, $8,964, $13,356 and $13,356, respectively (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the nine-month period following a change in control, a total of $3,681,406, $6,725,327, $9,425,194 and $3,355,021, respectively, which consists of: $1,650,000, $2,712,500, $3,062,500 and $1,400,000, respectively (representing a severance payment of two times the sum of each executive’s base salary and target bonus as in effect immediately prior to the date of termination), plus $68,750, $145,313, $164,063 and $50,000, respectively (representing a lump sum cash payment for each executive’s annual bonus), plus $1,949,300, $3,858,550, $6,185,275 and $1,891,665, respectively (representing the proceeds from the sale at $7.73 per share of 100% of each executive’s unvested equity awards as of the date of termination), plus $13,356, $8,964, $13,356 and $13,356, respectively (the value of 12 months’ continued coverage under our employee benefit plans); and

•

for termination as a result of death or disability, a total of $1,872,000, $3,588,000, $5,740,800 and $1,795,040, respectively (representing the proceeds from the sale at $7.73 per share of 100% of each executive’s stock option awards which accelerate upon his death or disability).

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required.

Non-employee directors receive a fee of $75,000 annually and each non-employee director receives an additional fee of $25,000 annually for service on each committee of which he or she is a member. Also, the Chairman of the Audit Committee receives an additional fee of $25,000 annually, the Chairman of the Compensation Committee receives an additional fee of $15,000 annually, and the lead director receives an additional fee of $30,000 annually. Each non-employee director is also reimbursed for expenses actually incurred in attending in-person meetings of the Board of Directors and any committees. In addition, each non-employee director receives $100,000 in restricted stock awards per year, which vest on the first anniversary of the grant date.

	2013 Director Compensation
Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ralph B. Everett	100,000	100,000	—	—	—	—	200,000
Alexis Glick(4)	88,056	100,000	—	—	—	—	188,056
Jeffrey A. Marcus	145,000	100,000	—	—	—	—	245,000
Arthur J. Reimers(5)	100,000	100,000	—	—	—	—	200,000
Eric P. Robison(6)	11,944	—	—	—	—	—	11,944
Robert H. Sheridan, III	100,000	100,000	—	—	—	—	200,000
David M. Tolley	150,000	100,000	—	—	—	—	250,000

(1)	Mr. L. Dickey, Jr. is not included in this table as he is an employee and thus receives no additional compensation for his services as a director. The compensation Mr. L. Dickey, Jr. received as an employee is shown in the Summary Compensation Table elsewhere in this proxy statement.

(2)	At December 31, 2013, the aggregate number of outstanding stock options held by Messrs. Everett and Sheridan were 45,450 and 40,493, respectively. At December 31, 2013, Messrs. Everett, Sheridan, Tolley, Reimers and Marcus and Ms. Glick held 32,590, 32,590, 30,590, 28,090, 28,090 and 28,090 shares of restricted stock, respectively.

(3)	Reflects the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2013 for certain assumptions underlying the fair value of awards.

(4)	Ms. Glick was appointed to the Board of Directors on February 12, 2013.

(5)	Mr. Reimers is not standing for reelection at the annual meeting.

(6)	Mr. Robison retired from the Board of Directors, effective February 12, 2013.

Employment Agreements

On November 29, 2011, we entered into new employment agreements with each of our named executive officers. Each of the agreements has an initial term through November 29, 2014 and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreements, each executive was entitled to receive the following annual base salary, subject to increase from time to time by the Board of Directors: Mr. L. Dickey, Jr. ($1,450,000), Mr. Hannan ($550,000), Mr. Pinch ($775,000), Mr. J. Dickey ($875,000) and Mr. Denning ($500,000).

The agreements also provide that each executive will be eligible for an annual cash bonus based upon achievement of annual performance goals for the Company and/or the individual determined by the Compensation Committee each year. The annual cash bonus is calculated as a percentage of the executive’s base salary, with the target and maximum award opportunities available to the executive: Mr. L. Dickey, Jr. (Target — 100%, Maximum — 150%), Mr. Hannan (Target — 50%, Maximum — 75%), Mr. Pinch (Target — 75%, Maximum — 100%), Mr. J. Dickey (Target — 75%, Maximum — 100%) and Mr. Denning (Target — 40%, Maximum — 60%).

Notwithstanding these target and maximum award opportunities, the Compensation Committee may adjust the target and maximum award opportunities for any executive for each year.

The employment agreements also provide for payments to the executive officers upon termination of their employment. For more information about the terms of these payments see “— Potential Payments upon Termination or Change in Control.”

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Marcus and Tolley and Ms. Glick (beginning in February 2013), and Mr. Robison (until his retirement in February 2013), none of whom is or was one of our officers or employees, were members of the Compensation Committee of our Board of Directors, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of these Compensation Committee members serves as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors offers this report regarding the Company’s financial statements, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee currently consists of Messrs. Tolley (Chairman), Everett, Reimers and Sheridan.

The Audit Committee reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2013, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC.

The Audit Committee of the Board of Directors:

David M. Tolley (Chairman)

Ralph B. Everett

Arthur J. Reimers

Robert H. Sheridan, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related person transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include our executive officers, directors and holders of more than 5% of our common stock, and any of their immediate family members.

Under our related person transaction policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee will report to the full Board of Directors all related person transactions presented to it.

DM Luxury, LLC d/b/a Modern Luxury Media

From time to time we enter into certain transactions or arrangements with DM Luxury, LLC (d/b/a Modern Luxury Media, “DM Luxury”), an entity 50% owned by Dickey Publishing, Inc. and Dickey Media Investments, LLC, each of which is partially owned by Mr. L. Dickey, Jr. and other members of his family, including Mr. J. Dickey. Pursuant to a management agreement entered into in 2010, we provide certain back office shared services, including finance, accounting, use of corporate headquarters, legal, human resources and other services to DM Luxury in exchange for an annual management fee equal to the greater of $0.5 million and 5.0% of DM Luxury’s adjusted EBITDA on an annual basis. In 2013, DM Luxury paid the Company $1.6 million under this agreement, which amount included fees accrued and unpaid for services provided thereunder from 2010-2013. This agreement expires on September 15, 2018, and contains a provision for automatic one-year extensions. In 2013, DM Luxury also provided to us certain custom advertising related print materials for which we paid it $1.2 million. We also entered into certain trade arrangements with DM Luxury pursuant to which we exchanged on-air advertising time for an equivalent value in advertising space in certain of DM Luxury’s written publications, valued at $0.4 million. Also in 2013, DM Luxury sublet certain space from us for which it paid us an aggregate of $0.2 million, and it reimbursed us for various medical, postage and other miscellaneous expenses we incurred on its behalf in the aggregate of less than $0.1 million.

Dickey Broadcasting Inc.

From time to time we also enter into certain transactions or arrangements with Dickey Broadcasting Company, Inc. (“DBC”), which is partially owned by Messrs. L. Dickey, Jr. and J. Dickey, and other members of the Dickey family. In 2013, DBC paid us the outstanding balance of approximately $0.3 million related to a previously disclosed sale of a translator, paid us approximately $0.1 million pursuant to certain revenue sharing arrangements, and reimbursed us less than $0.1 million for certain miscellaneous expenses incurred on its behalf. Also in 2013, we rented certain office space to DBC for which it paid us $0.1 million. In connection with a build-out of this space for rent, we incurred $0.1 million in costs, for which we have recorded an equivalent receivable from DBC at December 31, 2013.

Also during the year ended December 31, 2013, we reimbursed DBC less than $0.1 million in the aggregate under various arrangements relating to revenue and fee sharing for broadcasting services and talent. We also paid DBC less than $0.1 million in tower rental fees.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides stockholders with the right to vote to approve, on an advisory, nonbinding, basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This stockholder advisory vote is commonly referred to as the “say-on-pay” vote. At the Company’s 2013 annual meeting of stockholders, the Company’s stockholders took action with respect to the say-on-pay vote and an advisory vote on the frequency of say-on-pay votes. A majority of votes cast on the advisory vote on the frequency of say-on-pay votes were for such vote to occur “every year,” supporting the Board’s recommendation. Based upon such result, the Board determined that an advisory say-on-pay vote would be held every year until the next advisory vote on the frequency of future say-on-pay votes, which will occur no later than at the Company’s 2019 annual meeting of stockholders.

As described in “Executive Compensation — Compensation Discussion and Analysis,” our philosophy with respect to executive compensation is to implement certain core compensation principles, namely, alignment of management’s interests with our stockholders’ interests and encouraging and rewarding meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health. Our compensation programs are designed in a consistent manner, and seek to ensure we can effectively attract and retain executive leadership, reward meaningful performance that enhances stockholder value and our financial strength, and align the interests of executives with other stockholders. We believe that our executive compensation philosophy and programs are appropriate to ensure management’s interests are aligned with our stockholders’ interests in furtherance of long-term value creation. In the course of implementing our compensation programs for 2013, the Compensation Committee, with input from management, determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals, after reviewing historical compensation levels, data and analyses regarding the compensation at our peer companies and the Company’s business expectations for 2013. Please read “Executive Compensation — Compensation Discussion and Analysis,” including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2013 compensation of our named executive officers.

The say-on-pay vote gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, objectives, policies and practices described in this proxy statement. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of these votes in making its decisions on executive compensation in the future. Accordingly, the Board of Directors recommends that stockholders approve the following advisory resolution:

“RESOLVED, that the stockholders of Cumulus approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2014 and beyond.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of our independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 17, 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-laws or otherwise, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.

Auditor Fees and Services

Audit Fees

PricewaterhouseCoopers LLP billed us $2,171,645, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2013, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2013, to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2013 for 2013 services related to consents and review of certain registration statements filed with the SEC and for other services in connection with certain of our acquisition activities. PricewaterhouseCoopers LLP billed us $1,761,975, in the aggregate, for such audit services rendered in 2012.

Audit Related Fees

PricewaterhouseCoopers LLP billed us $500,000, in the aggregate, for audit related services in 2013 for professional services primarily rendered in conjunction with an audit of certain operations we disposed of in 2013. These fees were paid by the purchaser of these operations in accordance with the terms of the purchase agreement relating thereto. There were no audit related services provided, or fees incurred, in 2012.

Tax Fees

PricewaterhouseCoopers LLP billed us $100,000, in the aggregate, for tax consulting services during 2013. PricewaterhouseCoopers LLP billed us $10,000, in the aggregate, for tax consulting services during 2012.

All Other Fees

There were no other services provided, or fees incurred, in 2013 or 2012.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Marketplace Rules. The Code of Ethics is available on our website, www.cumulus.com, and can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. If we make any substantive amendments to this Code of Ethics, or if our Board of Directors grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a current report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

In accordance with the rules of the SEC, if you wish to submit a proposal to be brought before the 2015 annual meeting of stockholders, we must receive your proposal by not later than December 22, 2014, in order for it to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it as more fully described in the Company’s By-laws. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with our By-laws, for any proposal to be submitted by a stockholder for a vote at the 2015 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than February 21, 2015. The proxy to be solicited on behalf of our Board of Directors for the 2015 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as required to be filed with the SEC has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the annual meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 without charge upon written request to: Corporate Secretary, Cumulus Media, Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available www.cumulus.com/cmls/.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2014
Vote by Internet
• Go to www.envisionreports.com/CMLS
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees, and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lewis W. Dickey, Jr.	☐	☐	02 - Brian Cassidy	☐	☐	03 - Ralph B. Everett	☐	☐
04 - Alexis Glick	☐	☐	05 - Jeffrey A. Marcus	☐	☐	06 - Robert H. Sheridan, III	☐	☐
07 - David M. Tolley	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐	3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting..

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CUMULUS MEDIA INC.	+

CUMULUS MEDIA INC. 2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning (the “Proxies”), and each of them, with the power of substitution to represent and vote, as set forth below, all of the shares of stock of Cumulus Media Inc. (the “Company”) held of record by the undersigned at the close of business on April 4, 2014, at the Annual Meeting of Stockholders of the Company to be held on May 22, 2014, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess, as if the undersigned were present personally at such annual meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends a vote FOR each of the director nominees, and FOR Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the director nominees, and FOR Proposals 2 and 3. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the annual meeting and all adjournments or postponements thereof.

C	Non-Voting Items
Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees, and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lewis W. Dickey, Jr.	☐	☐	02 - Brian Cassidy	☐	☐	03 - Ralph B. Everett	☐	☐
04 - Alexis Glick	☐	☐	05 - Jeffrey A. Marcus	☐	☐	06 - Robert H. Sheridan, III	☐	☐
07 - David M. Tolley	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐	3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting..

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CUMULUS MEDIA INC.

CUMULUS MEDIA INC. 2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning (the “Proxies”), and each of them, with the power of substitution to represent and vote, as set forth below, all of the shares of stock of Cumulus Media Inc. (the “Company”) held of record by the undersigned at the close of business on April 4, 2014, at the Annual Meeting of Stockholders of the Company to be held on May 22, 2014, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess, as if the undersigned were present personally at such annual meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends a vote FOR each of the director nominees, and FOR Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the director nominees, and FOR Proposals 2 and 3. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the annual meeting and all adjournments or postponements thereof.